EXHIBIT 10.1

iHookup Social - Megacast - Integrated Online Distribution Strategy

Terms & Conditions

MASTER SERVICES AGREEMENT

THIS AGREEMENT is made as of Sept. 19, 2014, by and between Viral Network Inc, with a head office at 1868 Marine Drive suite 205, West Vancouver, British Columbia, V7V 1J6 hereinafter referred to as ("MEGA") and iHookup Social, Inc - HKUP, with a head office at 125 E. Campbell Ave., Campbell, CA, 95008 hereinafter referred to as ("CLIENT")

WHEREAS:

MEGA is a private contractor operating under the laws of the Province of British Columbia;

Client is a public company operating under the laws of the Province/State of CA, and

Client wishes to retain MEGA to provide services, which may include, but not limited to, content creation, video production, consulting, online marketing & Radio marketing during the term of this agreement (the “Agreement”).

NOW THEREFORE in consideration of the terms and conditions in this Agreement, MEGA and CLIENT agree as follows:

1. Term. This Agreement commences on the Effective Date and will terminate twelve (12) months from the Effective date, unless terminated earlier under the provisions of this Agreement (the “Term”). After the initial term, this Agreement automatically renews for additional 12 month terms unless either party decides to cancel by giving 30 days written notice. All official communication must be delivered by email to info@megacast.co

Remuneration. During Term, MEGA shall be compensated based on the agreed upon details for specific projects:
1. All services for each project shall be outlined by MEGA in a work order and mutually agreed upon by the parties before the start of work (the “Services”).
2. Each work order shall include a detailed description of the Service including deliverables, costs and timelines for each specific project (the "Work Order")
3. Work Orders are governed by the terms and conditions of this Agreement

2. Payments. MEGA shall invoice CLIENT and CLIENT shall pay MEGA as per the payment schedule mutually agreed to in each Work Order.

3. Reimbursement of Expenses. All expenses reasonably incurred by MEGA and approved by CLIENT shall be reimbursed, together with any applicable sales and goods and services taxes, by CLIENT within (15) Business Days after presentation by MEGA of proper invoices and receipts.

4. Nature of Relationship. MEGA shall perform the Services as an independent contractor, and nothing contained in this agreement shall be construed to create or imply a joint venture, partnership, principal-agent or employment relationship between the parties. MEGA hereby covenants to pay, at MEGA expense, all income taxes, employment related premiums and all other taxes, levies, charges and contributions which the CRA or any other competent government authorities may levy or require to be paid on behalf of MEGA.

5. Relationships with Others. CLIENT acknowledges MEGA is in the business of providing a wide range of services to clients and nothing contained herein shall be construed to limit or restrict MEGA from rendering any service or advice to others.

6. Termination for Convenience. CLIENT and MEGA may terminate this Agreement without cause by providing the other party 90 days written notice (the “Termination”).

7. Compensation on Termination. Upon end of Term or Termination, CLIENT agrees to pay MEGA for all outstanding invoices, approved expenses and other fees as mutually agreed to in the Work Order. Payment is due 15 days from the date of Termination. Upon Termination, both parties agree to discharge the other from all deliverables in the Work Order.

iHookup Social - Megacast - Integrated Online Distribution Strategy

8. Materials on Termination. Upon end of Term or Termination MEGA will deliver to CLIENT: (a) final versions of digital files; (b) motion graphic element files in animation created by MEGA on behalf of CLIENT; (c) After Effects project files and sound files purchased by CLIENT (the “Materials”). Materials shall not include MEGA building files or MEGA project files (the “Working Files”). Working files remain the sole property of MEGA. Working files may be provided to CLIENT for CLIENT use, upon negotiation and agreement via Work Order, at time of Termination (the “Working Files Buyout”).

9. Approval process. The parties agree to the Approval Process as outlined in the Work Order.

10. No Liability and Indemnification. In no event whatsoever shall MEGA, its directors, officers, employees, agents, contractors or affiliates, be liable for any claim for: (a) punitive, exemplary or aggravated damages; (b) damages for loss of profits or revenue, failure to realize expected savings, (c) indirect, consequential or special damages of any kind; and (d) contribution, indemnity or set-‐of in respect of any claims against CLIENT by any third party. Under all circumstances MEGA shall not be liable for any special, indirect, consequential or incidental damage or lost sales, lost profits, lost opportunities or lost revenues of CLIENT or other similar indirect damage incurred by CLIENT arising under or in connection with this Agreement. CLIENT shall indemnify and defend MEGA, its parent, subsidiary and affiliated entities, and all officers, directors, shareholders, agents, employees, and representatives thereof, and hold each of them harmless from any loss, cost, damage, liability and expense, including reasonable attorney’s fees, with respect to any claim arising from any business advice, content production, content acquisition, use of third party intellectual property in CLIENT projects, negotiation, contract preparation or agreement conducted or concluded by MEGA on behalf of CLIENT.

11. No Warranty. MEGA does not represent or warrant the Services provided hereunder will be capable of achieving any particular result or results in CLIENT business or operations. The Services provided hereunder are provided on an “as is” basis without warranty or representation of any kind.

12. Mutual Confidentiality. The Parties shall not use or disclose confidential information, which it learns about the other and their projects as a result of this engagement hereunder, except as such use or disclosure may be required for MEGA to perform its duties hereunder. “Confidential Information” shall not include information independently developed by its recipient, information publicly disclosed by its owner, information received from a third party who is not in breach of obligations of confidence; or information disclosed pursuant to court or government order.

13. Survival. The termination or expiration of this Agreement shall not affect the survival and enforceability of any provision of this Agreement, which is expressly or impliedly intended to remain in force after such termination or expiration.

14. Sections and Headings. Headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

15. Severability. Each of the provisions contained in this Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof.

16. Assignment. Neither this Agreement, nor any of the rights or obligations of the parties arising hereunder, shall be transferable by either party without the prior written consent of the other party, which shall not be unreasonably withheld.

17. Governing Laws and Dispute Resolution. This Agreement shall be governed by the laws of the Province of British Columbia and the laws of Canada applicable therein. Each party hereby submits to the exclusive jurisdiction of the Province of British Columbia, Canada in connection with this Agreement. Each Party irrevocably consents to the exercise of personal jurisdiction over each of the Parties by such courts and waives any right to plead, claim or allege that British Columbia is an inconvenient forum. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or validity thereof shall be finally settled by arbitration in accordance with the provisions of the Commercial Arbitration Act (BC). The arbitration shall be conducted in the Province of British Columbia.

18. Entire Agreement. This agreement and all mutually agreed to Work Orders contain the full and complete understanding and agreement between the parties with respect to the subject matter herein and  supersedes all other agreements between the parties whether written or oral relating thereof. All amendments to this Agreement must be mutually agreed to in writing.

AGREED AND ACCEPTED on the Effective Date by:

Signed by:

/s/ Robert A. Rositano Jr.	September 19, 2014
Robert A. Rositano Jr.	Date
iHookup Social, Inc. - HKUP